THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

VIOQUEST PHARMACEUTICALS, INC.
SENIOR CONVERTIBLE PROMISSORY NOTE

No. 2007-____	Basking Ridge, New Jersey
$________	______________ ___, 2007

1. Principal and Interest

VIOQUEST PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of ______________________, or assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth below (or such other address as Holder shall provide to the Company pursuant hereto), the principal amount of ____________ dollars ($___________), together with interest as set forth below.

The Company promises to pay interest, compounded semi-annually, on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of eight percent (8%), or such lesser rate as shall be the maximum rate allowable under applicable law (the “Initial Term Rate”). Interest from the date hereof shall be computed on the basis of a 365-day year, and shall be accrued and added to principal. Unless converted or prepaid earlier as set forth below, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on the first anniversary of the final closing of the Company’s sale of Bridge Notes (as defined below) (the “Due Date”). Notwithstanding the foregoing, at the option of the Company, by written notice to the Holder prior to the Due Date, the Company may extend the Due Date until the date that is one year following the initial Due Date (the “Extended Term”); provided, that, during the Extended Term, the interest rate hereunder shall increase to twelve percent (12%), or such lesser rate as shall be the maximum rate allowable under applicable law (the “Extended Term Rate”); and provided further, that upon the occurrence of an Event of Default (as defined herein), the interest rate hereunder shall increase by four percent (4%) from the Initial Term Rate or Extended Term Rate, whichever is then in effect, or such lesser rate as shall be the maximum rate allowable under applicable law (the “Default Rate”).

This Note is being issued pursuant to that certain Note and Warrant Purchase Agreement between the Company and the Holder (the “Purchase Agreement”), and is subject to its terms. This Note is being issued together with a series of convertible promissory notes issued by the Company in connection with an offering described in the Company’s Private Placement Memorandum dated June 20, 2007 relating to an aggregate principal indebtedness of up to $3,500,000 (such notes shall be collectively referred to as the “Bridge Notes”).

2. Mandatory Conversion.

2.1 All unpaid principal and accrued unpaid interest on this Note shall be automatically converted into units of the Company’s equity securities or securities convertible into or exchangeable for the Company’s equity securities (the “Securities”) issued in the Company’s next equity financing (or series of related equity financings) involving the sale of Securities in which the Company receives at least $7,000,000 in gross aggregate cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of Bridge Notes) (a “Qualified Financing”), at a conversion price equal to the lesser of (a) the lowest price paid per unit in cash for such Securities by investors in such Qualified Financing, or (b) $0.60 per unit of Securities (subject to appropriate adjustment for stock splits, combintations and similar events), and in each case upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. For example, if the Company sells units of securities consisting of shares of Common Stock and a warrant to purchase shares of Common Stock in a Qualified Financing, the Holder will receive such units of Common Stock and Warrants upon conversion. In the event the Company completes (in one or a series of related transactions) a merger, consolidation, sale or transfer of the Company’s capital stock, or completes the sale of all or substantially all of its assets, in each case which does not constitute a Sale of the Company (as defined below), then the term “Securities” as used herein shall thereafter refer to the equity securities or securities convertible into or exchangeable for equity securities of the surviving, resulting, combined or acquiring entity in such merger, consolidation, sale or transfer.

2.2 Immediately prior to the occurrence of a Sale of the Company (as defined below), all unpaid principal and accrued unpaid interest on this Note shall be automatically converted into shares of the Company’s Common Stock at a conversion price per share equal to the Sale Conversion Price (as defined below). The Company shall not issue fractional shares but shall round up the number of shares issued to the next whole number. Any conversion effected in accordance with this Section 2.2 shall be binding upon the Holder hereof. “Sale of the Company” shall mean a transaction (or series of related transactions) (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise) with one or more non-affiliates, pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the board of directors of the Company; or (ii) other than a sale of all of the assets or stock of the Company’s Chiral Quest, Inc. subsidiary, all or substantially all of the Company’s assets determined on a consolidated basis; provided, however, that a transaction (or series of related transactions) pursuant to which the then-existing holders of the Company’s capital stock immediately prior to such transaction (or series of related transactions) continue to own, directly or indirectly, a majority of the outstanding shares of the capital stock of the Company or such other resulting, surviving or combined company resulting from such transaction (or series of related transactions) shall not be deemed to be a Sale of the Company; provided further, however, that notwithstanding anything to the contrary contained herein, to the extent any transaction (or series of related transactions) qualifies as a Qualified Financing, such transaction(s) shall not be deemed to constitute a Sale of the Company. The “Sale Conversion Price” shall mean a per share price equal to the quotient obtained by dividing (x) the aggregate value of the consideration received in a Sale of the Company less any indebtedness of the Company then outstanding by (y) the number of shares of the Company’s Common Stock then outstanding on a fully-diluted basis (not including the conversion of the Bridge Notes or exercise of the Warrants (as defined in the Purchase Agreement)). For purposes hereof, the phrase “value of the consideration” means the gross amount of:

(i)
amount of money and securities or any other compensation or investment paid or to be paid (including, without any limitation any payments under earnout or similar provisions) that a buyer pays to the Company or its shareholders and any other non-cash consideration delivered;

(ii)	the amount of all indebtedness of the Company that is assumed by the buyer;

(iii)	the amount of any simultaneous investment made to the Company in the transaction, if applicable; and

(iv)	the amount of any license fees or similar fees payable to the Company.

2.3 Upon conversion of this Note in accordance with the terms of this Sections 2.1 and 2.2, the applicable amount of outstanding principal and accrued unpaid interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled, a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the Securities, as determined by the Board of Directors. Such conversion shall be deemed to have been made upon the surrender of this Note pursuant to a conversion by the Holder or concurrently with the close of the Qualified Financing or immediately prior to the occurrence of a Sale of the Company, as applicable. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

3. Voluntary Conversion.

3.1 Prior to a Qualified Financing or Sale of the Company, all unpaid principal and accrued unpaid interest on this Note may, at the election of the Holder, be converted into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price equal to $0.38, subject to appropriate adjustment for stock splits, combintations and similar events. Holder shall not be entitled to convert this Note into shares of Common Stock until it has surrendered this Note at the office of the Company and given written notice by mail in the form attached hereto as Exhibit A (the “Holder Conversion Notice”) to the Company at its principal corporate office, of the election to convert all or a portion of this Note pursuant to this Section 3.1. If this Note is converted in part only, the Company shall execute and deliver a new note to the Holder thereof in the principal amount equal to the portion of this Note not so converted. No fractional shares of Common Stock shall be issued upon conversion of this Note. Upon the conversion of this Note pursuant to this Section 3.1, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter but in no event later that three business days following the date on which the Holder duly surrenders this Note for conversion pursuant to this Section 3.1 and delivers the Holder Conversion Notice (the “Share Delivery Date”), issue and deliver to such Holder at such principal office a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by the Agreement and applicable state and federal securities laws in the opinion of counsel to the Company), together with a new note for the principal amount of the Note that was not converted, if any. Upon conversion of all or a portion of the principal, interest and other amounts owing under this Note, the Company shall be forever released from all its obligations and liabilities under this Note, to the extent of the amount so converted.

3.2 In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon a conversion of this Note pursuant to Section 3.1 on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock that the Company was required to deliver to the Holder in connection with the conversion at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

3.3 Registration Rights. The Holder shall have the right to participate in the registration rights granted to purchasers of the Securities (as defined in the Purchase Agreement) pursuant to Article 5 of the Purchase Agreement. By acceptance of this Note, the Holder agrees to comply with the provisions of Article 5 of the Purchase Agreement to the same extent as if it were a party thereto.

4. Other Covenants.

4.1 As long as any Bridge Note remains outstanding, the Company will not, without the prior written consent of the holders of the Bridge Notes evidencing at least a majority of the principal indebtedness then outstanding under such notes, incur indebtedness for borrowed money (“New Debt”) in favor of any person or entity (each a “New Lender”) which indebtedness is secured or otherwise senior in priority to the Bridge Notes issued to any subscriber pursuant to the Purchase Agreement or any substantially similar agreement, unless the New Lenders execute and deliver to the holders of the Bridge Notes a subordination agreement (in a form acceptable to the such Bridge Note holders evidencing at least a majority of the principal indebtedness then outstanding under the Bridge Notes) providing for the subordination of the New Debt to any of the indebtedness evidenced by any Bridge Notes.

4.2 As long as any Bridge Note remains outstanding, the Company will not take any action that results in (i) the repurchase of any securities of the Company for cash, except for isolated repurchases of securities issued to employees, officers, directors or consultants pursuant to the Company’s existing stock incentive plans, or (ii) the payment or declaration of any cash dividend on any shares of the Company’s capital stock.

5. Prepayment. The Notes may not be prepaid at any time, in whole or in part, prior to their maturity.

6. Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, all fees and expenses incurred by the Holder (including reasonable fees and expenses of legal counsel to the Holder) in connection with the enforcement of the Note against the Company.

7. Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided pursuant to the Purchase Agreement.

8. Notice of Proposed Transfers. Prior to any proposed transfer of this Note, unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the proposed transfer, the holder hereof shall give written notice to the Company of such holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Note may be effected without registration under the Securities Act; provided, however, no such opinion of counsel shall be necessary for a transfer without consideration by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing the Note transferred as above provided shall bear an appropriate restrictive legend, except that the Note or certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

9. Acceleration. This Note shall become immediately due and payable upon an Event of Default. For purposes hereof, the term “Event of Default” means any of the following: (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; (ii) there is any material breach of any material covenant, warranty, representation or other term or condition of this Note, the Purchase Agreement or the Warrant (as defined in the Purchase Agreement) at any time which is not cured within the time periods permitted therein, or if no cure period is provided therein, within thirty (30) days after the date on which the Company receives notice of such breach; (iii) any outstanding principal or accrued interest owing hereunder is not repaid when due; (iv) the entry of any order, judgment or decree against the Company decreeing the dissolution or split-up of the Company or any money judgment in excess of $500,000 (exclusive of amounts covered by insurance or subject to indemnification by a person capable of fulfilling its indemnification obligations, for which the insurer or person providing indemnity has acknowledged responsibility), and, in each case, the order, judgment or decree is not paid, dismissed or stayed within 30 days, and (v) an event of default is declared on any senior or secured debt of the Company.

10. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

11. Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

12. No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.

13. Amendments. Except as otherwise provided herein, any term of this Note may be amended with the written consent of the Company and the holders of not less than a majority of the then outstanding principal amount of the Bridge Notes, even without the consent of the Holder hereof; provided, however, that any amendment, modification or waiver of the terms and conditions of this Note that would adversely affect the Holder’s rights hereunder with respect to the date by which this Note must be repaid or the rate at which interest accrues hereunder, or any amendment or modification to Section 4.1 hereof, shall not be effective against any Holder who has not consented in writing to such amendment or modification or granted such waiver. Subject to the foreging sentence, any amendment effected in accordance with this Section 13 shall be binding upon each holder of any Bridge Note, each future holder of all such Bridge Notes, and the Company; provided, however, that no special consideration or inducement may be given to any such holder in connection with such consent that is not given ratably to all such holders, and that such amendment must apply to all such holders ratably in accordance with the principal amount of their then outstanding Bridge Notes. The Company shall promptly give notice to all holders of outstanding Bridge Notes of any amendment effected in accordance with this Section 13.

ISSUED as of the date first above written.

VIOQUEST PHARMACEUTICALS, INC.

By:	__________________________
Name:	__________________________
Title:	__________________________

Exhibit A
FORM OF NOTICE OF EXERCISE OF CONVERSION

To: VioQuest Pharmaceuticals, Inc.

The undersigned, the holder of the attached Senior Convertible Promissory Note (the “Note”), hereby elects to exercise the conversion right, as permitted under Section 3.1 of the Note, to exchange the Note and all of the unpaid principal and accrued unpaid interest on such Note, for shares of Common Stock of VioQuest Pharmaceuticals, Inc., at the conversion price set forth in Section 3.1.

The undersigned requests that certificates for such shares be issued in the name of and delivered to: ______________________________________________________________________________________________________whose address is:_______________________________________________________________________

Dated: _________________

_____________________________________
(Signature must conform in all respects to name of Holder as specified on the fact of the Note)

Name:	__________________________

Title:	__________________________